                                                                      EXHIBIT 12


                    THE LUBRIZOL CORPORATION AND SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges

               (all amounts except ratios are shown in thousands)

                              Six Months
                                Ended
                               June 30
                                1998        1997        1996        1995        1994        1993
                              ----------  ---------   ---------   ---------   ---------   ---------

Pretax income                 $ 108,545   $ 231,147   $ 250,608   $ 225,574   $ 251,459   $ 119,651

Deduct earnings of less
  than 50% owned affiliates
  (net of distributed
  earnings) included in
  pretax income                  (1,464)     (3,018)        (48)     (1,384)       (871)     (2,355)

Add losses of less than 50%
  owned affiliates included
  in pretax income                  402          66          56       1,808         490      21,063

Add fixed charges net of
  capitalized interest            6,938      10,803      10,955      10,376       3,149       4,154

Add previously capitalized
  interest amortized during
  period                            583       1,118         968       1,096         452         272
                              ---------   ---------   ---------   ---------   ---------   ---------

"Earnings"                    $ 115,004   $ 240,116   $ 262,539   $ 237,470   $ 254,679   $ 142,785
                              =========   =========   =========   =========   =========   =========

Gross interest expense
  including capitalized
  interest ("Fixed Charges")  $   8,145   $  13,194   $  14,010   $  14,693   $   6,922   $   6,292

Ratio of earnings to
  fixed charges                    14.1        18.2        18.7        16.2        36.8        22.7

Special adjustments:
--------------------

"Earnings"                      115,004   $ 240,116   $ 262,539   $ 237,470   $ 254,679   $ 142,785

Plus asset impairment
  and special charges                                                 9,489                  86,303

Less gain from litigation
  settlement                    (16,201)

Less gains on investments                               (53,280)    (38,459)    (41,235)    (42,443)
                              ---------   ---------   ---------   ---------   ---------   ---------

Adjusted "Earnings"           $  98,803   $ 240,116   $ 209,259   $ 208,500   $ 213,444   $ 186,645
                              =========   =========   =========   =========   =========   =========

Ratio of adjusted earnings
  to fixed charges                 12.1        18.2        14.9        14.2        30.8        29.7
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